Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Post-Effective Amendment on Form S-8 to Form S-4) pertaining to the Livongo Health, Inc. 2019 Equity Incentive Plan, the Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan, and the Livongo Health, Inc. Amended and Restated 2008 Stock Incentive Plan of our reports dated February 26, 2020, with respect to the consolidated financial statements of Teladoc Health, Inc., and the effectiveness of internal control over financial reporting of Teladoc Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 5, 2020